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                                                                    EXHIBIT 12.1



                              UNITED RENTALS, INC.

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                Historical
                                                -----------------------------------------------------------------------
                                                                                                      Nine Months Ended
                                                          Year Ended December 31                        September 30,
                                                ------------------------------------------------   --------------------
                                                1993      1994      1995       1996       1997       1997      1998
                                                ----      ----      ----       ----       ----       ----      ----
                                                                        (dollars in thousands)
Earnings:
 Income before
  provision for income
  taxes and extraordinary
  items...........................            $15,190   $26,025   $33,781    $38,146    $34,917     $17,225    $41,753
 Interest expense.................              3,906     6,245     7,490     11,278     11,847       6,316     42,149
 Amortization of debt
  issuance cost...................                                     27         78        124          67        684
 Interest portion of
  rent expense(1)................              1,164     1,239     1,358      1,514      2,305       1,480      6,540
                                              -------   -------   -------     ------     ------      ------    -------

    Earnings as
    asjusted......................            $20,260   $33,509   $42,656    $51,016    $49,193     $25,088    $91,126
                                              =======   =======   =======    =======    =======     =======    =======

Fixed charges:
  Interest expense................            $ 3,906   $ 6,245   $ 7,490    $11,278    $11,847     $ 6,316    $42,149
  Amortization of debt
    issuance cost.................                                     27         78        124          67        684
  Interest portion of
    rent expense (1)..............              1,164     1,239     1,358      1,514      2,305       1,480      6,540
                                              -------   -------   -------    -------    -------     -------    -------
     Fixed charges................            $ 5,070   $ 7,484   $ 8,875    $12,870    $14,276     $ 7,863    $49,373
                                              =======   =======   =======    =======    =======     =======    =======

Ratio of earnings to
  fixed charges...................               4.0x      4.5x      4.8x       4.0x       3.4x        3.2x       1.8x
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(1)  The interest portion of rent expense is estimated to be one-third of rent expense.